UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON DC, 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported: October 12, 2007)

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INNOPHOS HOLDINGS, INC.

(exact names of registrants as specified on their charters)

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Delaware	001-33124	20-1380758
(states or other jurisdictions of incorporation)	(Commission File numbers)	(IRS Employer Identification Nos.)

259 Prospect Plains Road

Cranbury, New Jersey 08512

(Address of Principal Executive Officer, including Zip Code)

(609) 495-2495

(Registrants' Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)

Item 5.02 Departure of Directors or Certain officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

            Effective October 15, 2007, Karen Osar has been elected as a director by the Board of Directors of the Registrant and its subsidiaries, Innophos Investments Holdings, Inc. and Innophos, Inc., and appointed to their respective Audit, Compensation, and Nominating & Governance Committees.  Ms. Osar is the recently retired Executive Vice President and Chief Financial Officer of Chemtura Corporation.  Simultaneously, the Registrant accepted the resignations of Edward Conard and Blair Hendrix from those Boards, and reconstituted those committees to consist entirely of independent directors. Ms Osar's election as an independent director, combined with the resignations and resulting reduction in the Registrant's Board from six to five members, satisfies the NASDAQ Stock Market transition rules applicable to the Registrant requiring that a majority of its directors be independent and that membership of the noted committees be composed entirely of independent directors within one year of the Registrant's November 2006 listing.  A copy of the Registrant's press release dated October 12, 2007 concerning this matter is filed as Exhibit 99.1 to this report and is herein incorporated by reference in response to this item.

            As a director of the Registrant, Ms. Osar will be entitled to receive an annual retainer (currently $35,000), annual committee membership fees, meeting and similar attendance fees, plus reimbursement of expenses, in the same manner as other independent directors of the Registrant. Like the Registrant's other independent directors, Ms Osar will be entitled to grants of options at fair market value to purchase 5,000 shares of the Registrant's Common Stock for each year of completed service.  It is also expected that she will be party to an indemnity agreement covering her service as a director of the Registrant and its subsidiaries in a substantially identical form as entered into previously by the Registrant with other directors and officers.

EXHIBIT NO.	DESCRIPTION
99.1	Press release dated October 12, 2007 announcing election of Karen Osar as third independent director.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized.

INNOPHOS HOLDINGS, INC.

Dated: October 15, 2007	By:	/s/ William N. Farran
	Name:	William N. Farran
	Title:	Vice President, General Counsel and Corporate Secretary

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